Exhibit 99.1

Sunnova Reports Second Quarter 2023 Financial Results

Second Quarter 2023 and Recent Highlights

•Added over 39,000 customers in the second quarter; bringing total customer count to 348,600 as of June 30, 2023;
•Raised full year 2023 customer additions guidance range to between 135,000 to 145,000;
•Expanding 24-hour service from current four to seven markets by year-end, covering an estimated 70% of our customer base; and
•Issuing preliminary 2024 customer growth of 40% over 2023 through multiple channels and markets.

HOUSTON, July 26, 2023 (BUSINESS WIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading Energy as a Service (EaaS) providers, today announced financial results for the second quarter ended June 30, 2023.

"Our leading Energy as a Service business model, which is supported by three fundamental pillars - scale, service, and the retention of long-term contracted cash flows - has firmly established us as an industry leader quarter over quarter," said William J. (John) Berger, founder and CEO of Sunnova. "We are rapidly achieving scale as evidenced by another record number of customers placed into service in the second quarter. This impressive customer growth is a testament to our commitment to providing exceptional service and meeting the needs of our expanding customer base. As a result, we are once again increasing our customer additions guidance by 10,000 customers at the midpoint. We are already in the customer contracting phase for 2024, and, given our strong growth momentum, we are projecting 40% customer growth over 2023.

"We are committed to providing exceptional and timely service. We expect our 24-hour service guarantee, currently in four markets and growing to seven by year-end, to reach 70% of our customer base. This unparalleled focus on service further solidifies our position as the industry leader in Energy as a Service, and allows our customers to gain access to reliable, affordable, and sustainable energy solutions.

"Our retention of long-term contracted cash flows, coupled with our growing gain on sale EBITDA businesses such as service and supply chain, creates an environment of increased cash returns, continued growth in net contracted customer value, and strengthened ability to pay down existing debt. We expect to grow our long-term levered cash flows at a brisk pace and accelerate our Adjusted EBITDA growth as we benefit from the increased growth of the businesses that we have invested in. Improvement to our operating leverage will be evident in 2024."

Second Quarter 2023 Results

Revenue increased to $166.4 million, or by $19.4 million, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. This increase was primarily the result of an increased number of solar energy systems in service and an increase in service revenue primarily due to an increased focus on direct sales of additional services to existing customers. This was partially offset by lower inventory sales revenue from the sale of inventory to our dealers or other parties.

Revenue increased to $328.1 million, or by $115.3 million, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This increase was primarily the result of an increased number of solar energy systems in service, an increase in service revenue primarily due to an increased focus on direct sales of additional services to existing customers, and higher inventory sales revenue from the sale of inventory to our dealers or other parties.

Total operating expense, net increased to $226.1 million, or by $76.4 million for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. This increase was primarily the result of an increased number of solar energy systems in service, higher general and administrative expense, higher cost of revenue - other due to an increased focus on direct sales of additional services to existing customers, and an increase in other operating expense due to changes in the fair value of certain financial instruments and contingent consideration. This was partially offset by lower cost of revenue - inventory sales from the sale of inventory to our dealers or other parties.

Total operating expense, net increased to $436.6 million, or by $187.0 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This increase was primarily the result of an increased number of solar energy systems in service, higher general and administrative expense, higher cost of revenue - other due to an increased focus on direct sales of additional services to existing customers, an increase in other operating expense due to changes in the fair value of certain financial instruments and contingent consideration, and an increase in cost of revenue - inventory sales from the sale of inventory to our dealers or other parties.

Adjusted Operating Expense increased to $86.8 million, or by $36.9 million, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. This increase was primarily the result of an increased number of solar energy systems in service and higher general and administrative expense.

Adjusted Operating Expense increased to $165.3 million, or by $68.3 million, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This increase was primarily the result of an increased number of solar energy systems in service and higher general and administrative expense.

Sunnova incurred a net loss of $100.8 million for the three months ended June 30, 2023 compared to a net loss of $13.8 million for the three months ended June 30, 2022. This higher net loss was primarily the result of an increase in interest expense, net of $32.4 million and higher general and administrative expense. This was partially offset by an increase in interest income of $13.0 million due to our larger customer loan portfolio.

Sunnova incurred a net loss of $211.1 million for the six months ended June 30, 2023 compared to a net loss of $35.9 million for the six months ended June 30, 2022. This higher net loss was primarily the result of an increase in interest expense, net of $119.0 million and higher general and administrative expense. This was partially offset by an increase in interest income of $26.8 million due to our larger customer loan portfolio.

Adjusted EBITDA was $28.1 million for the three months ended June 30, 2023 compared to $39.7 million for the three months ended June 30, 2022. This decrease was primarily the result of a lower gross margin contribution from inventory sales to our dealers or other parties and an increase in spending related to higher than expected growth.

Adjusted EBITDA was $42.6 million for the six months ended June 30, 2023 compared to $52.2 million for the six months ended June 30, 2022. This decrease was primarily the result of an increase in spending related to higher than expected growth.

Principal proceeds from customer notes receivable (net of amounts recorded in revenue) and proceeds from investments in solar receivables was $39.6 million for the three months ended June 30, 2023 compared to $28.6 million for the three months ended June 30, 2022. Principal proceeds from customer notes receivable (net of amounts recorded in revenue) and proceeds from investments in solar receivables was $70.9 million for the six months ended June 30, 2023 compared to $50.8 million for the six months ended June 30, 2022. These increases were due to our larger customer loan portfolio.

Interest income from customer notes receivable was $23.1 million for the three months ended June 30, 2023 compared to $13.1 million for the three months ended June 30, 2022. Interest income from customer notes receivable was $43.2 million for the six months ended June 30, 2023 compared to $23.9 million for the six months ended June 30, 2022. These increases were due to our larger customer loan portfolio.

Liquidity & Capital Resources

As of June 30, 2023, Sunnova had total cash of $405.9 million, including restricted and unrestricted cash.

2023 Full Year Guidance

Sunnova management is increasing its 2023 full year guidance for customer additions and reaffirming for Adjusted EBITDA, interest income from customer notes receivable, and principal proceeds from customer notes receivable, net of amounts recorded in revenue, and proceeds from investments in solar receivables.

•Customer additions increases from between 125,000 and 135,000 to between 135,000 and 145,000;
•Adjusted EBITDA between $235 million and $255 million reaffirmed;
•Interest income from customer notes receivable between $110 million and $120 million reaffirmed; and
•Principal proceeds from customer notes receivable, net of amounts recorded in revenue, and proceeds from investments in solar receivables between $150 million and $190 million reaffirmed.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Second Quarter Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its second quarter 2023 results at 8:00 a.m. Eastern Time, on July 27, 2023. The conference call can be accessed live over the phone by dialing 833-470-1428, or for international callers, 929-526-1599. The access code for the live call is 861389.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403, or for international callers, +44 204-525-0658. The access code for the replay is 131328. The replay will be available until August 3, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2023 operational and financial targets, operating performance, including its outlook and guidance, demand for Sunnova’s products and services, future financing and ability to raise capital therefrom, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, and our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading Energy as a Service (EaaS) provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that home and business owners have the freedom to live life uninterrupted®. For more information, visit www.sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of June 30, 2023	As of December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$187,331	$360,257
Accounts receivable—trade, net	28,764	24,435
Accounts receivable—other	114,081	212,397
Other current assets, net of allowance of $4,093 and $3,250 as of June 30, 2023 and December 31, 2022, respectively	416,590	351,300
Total current assets	746,766	948,389

Property and equipment, net	4,512,510	3,784,801
Customer notes receivable, net of allowance of $98,244 and $77,998 as of June 30, 2023 and December 31, 2022, respectively	3,228,299	2,466,149
Intangible assets, net	148,292	162,512
Goodwill	13,150	13,150
Other assets	957,778	961,891
Total assets (1)	$9,606,795	$8,336,892

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$138,843	$116,136
Accrued expenses	105,617	139,873
Current portion of long-term debt	241,968	214,431
Other current liabilities	94,042	71,506
Total current liabilities	580,470	541,946

Long-term debt, net	6,123,923	5,194,755
Other long-term liabilities	914,277	712,741
Total liabilities (1)	7,618,670	6,449,442

Redeemable noncontrolling interests	100,081	165,737

Stockholders' equity:
Common stock, 116,393,942 and 114,939,079 shares issued as of June 30, 2023 and December 31, 2022, respectively, at $0.0001 par value	12	11
Additional paid-in capital—common stock	1,661,949	1,637,847
Accumulated deficit	(272,186)	(364,782)
Total stockholders' equity	1,389,775	1,273,076
Noncontrolling interests	498,269	448,637
Total equity	1,888,044	1,721,713
Total liabilities, redeemable noncontrolling interests and equity	$9,606,795	$8,336,892

(1) The consolidated assets as of June 30, 2023 and December 31, 2022 include $3,813,101 and $3,201,271, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $43,794 and $40,382 as of June 30, 2023 and December 31, 2022, respectively; accounts receivable—trade, net of $11,273 and $8,542 as of June 30, 2023 and December 31, 2022, respectively; accounts receivable—other of $486 and $810 as of June 30, 2023 and December 31, 2022, respectively; other current assets of $535,309 and $422,364 as of June 30, 2023 and December 31, 2022, respectively; property and equipment, net of $3,171,393 and $2,680,587 as of June 30, 2023 and December 31, 2022, respectively; and other assets of $50,846 and $48,586 as of June 30, 2023 and December 31, 2022, respectively. The consolidated liabilities as of June 30, 2023 and December 31, 2022 include $72,509 and $66,441, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $10,870 and $9,015 as of June 30, 2023 and December 31, 2022, respectively; accrued expenses of $82 and $287 as of June 30, 2023 and December 31, 2022, respectively; other current liabilities of $4,504 and $4,420 as of June 30, 2023 and December 31, 2022, respectively; and other long-term liabilities of $57,053 and $52,719 as of June 30, 2023 and December 31, 2022, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$166,377	$147,012	$328,073	$212,734

Operating expense:
Cost of revenue—depreciation	30,322	23,314	58,519	45,272
Cost of revenue—inventory sales	26,543	48,967	78,322	48,967
Cost of revenue—other	31,394	9,838	50,618	17,407
Operations and maintenance	29,865	7,252	40,604	14,013
General and administrative	101,384	68,242	202,645	138,465
Other operating (income) expense	6,640	(7,870)	5,917	(14,453)
Total operating expense, net	226,148	149,743	436,625	249,671

Operating loss	(59,771)	(2,731)	(108,552)	(36,937)

Interest expense, net	56,947	24,571	142,554	23,556
Interest income	(26,292)	(13,311)	(51,080)	(24,243)
Other (income) expense	3,172	(160)	3,408	(315)
Loss before income tax	(93,598)	(13,831)	(203,434)	(35,935)

Income tax expense	7,183	—	7,693	—
Net loss	(100,781)	(13,831)	(211,127)	(35,935)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	(14,690)	27,306	(43,953)	40,260
Net loss attributable to stockholders	$(86,091)	$(41,137)	$(167,174)	$(76,195)

Net loss per share attributable to stockholders—basic and diluted	$(0.74)	$(0.36)	$(1.45)	$(0.67)
Weighted average common shares outstanding—basic and diluted	116,236,741	114,548,970	115,658,570	114,027,097

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(211,127)	$(35,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	67,875	50,807
Impairment and loss on disposals, net	17,344	789
Amortization of intangible assets	14,216	14,224
Amortization of deferred financing costs	10,734	5,919
Amortization of debt discount	7,909	3,705
Non-cash effect of equity-based compensation plans	14,318	15,596
Unrealized (gain) loss on derivatives	8,011	(1,017)
Unrealized (gain) loss on fair value instruments and equity securities	9,328	(14,761)
Other non-cash items	2,441	(25,381)
Changes in components of operating assets and liabilities:
Accounts receivable	89,158	(61,246)
Other current assets	(90,896)	(71,994)
Other assets	(98,175)	(59,273)
Accounts payable	(38)	7,343
Accrued expenses	(29,876)	15,500
Other current liabilities	13,599	(2,931)
Other long-term liabilities	(7,363)	(3,688)
Net cash used in operating activities	(182,542)	(162,343)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(748,152)	(380,435)
Payments for investments and customer notes receivable	(517,099)	(573,248)
Proceeds from customer notes receivable	80,931	52,653
Proceeds from investments in solar receivables	4,929	5,620
Other, net	5,468	1,418
Net cash used in investing activities	(1,173,923)	(893,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,760,680	1,239,903
Payments of long-term debt	(808,564)	(348,716)
Payments on notes payable	(1,915)	—
Payments of deferred financing costs	(21,684)	(16,052)
Proceeds from issuance of common stock, net	(1,049)	(3,178)
Contributions from redeemable noncontrolling interests and noncontrolling interests	319,356	177,279
Distributions to redeemable noncontrolling interests and noncontrolling interests	(18,372)	(12,330)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(5,312)	(8,172)
Other, net	(6,375)	(406)
Net cash provided by financing activities	1,216,765	1,028,328
Net decrease in cash, cash equivalents and restricted cash	(139,700)	(28,007)
Cash, cash equivalents and restricted cash at beginning of period	545,574	391,897
Cash, cash equivalents and restricted cash at end of period	405,874	363,890
Restricted cash included in other current assets	(37,825)	(53,842)
Restricted cash included in other assets	(180,718)	(101,934)
Cash and cash equivalents at end of period	$187,331	$208,114

Key Financial and Operational Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(100,781)	$(13,831)	$(211,127)	$(35,935)
Interest expense, net	56,947	24,571	142,554	23,556
Interest income	(26,292)	(13,311)	(51,080)	(24,243)
Income tax expense	7,183	—	7,693	—
Depreciation expense	35,204	26,067	67,875	50,807
Amortization expense	7,358	7,297	14,696	14,585
EBITDA	(20,381)	30,793	(29,389)	28,770
Non-cash compensation expense	4,803	4,732	14,318	15,596
ARO accretion expense	1,153	895	2,234	1,735
Financing deal costs	501	36	674	420
Natural disaster losses and related charges, net	809	—	946	—
Acquisition costs	244	1,358	987	2,617
Unrealized (gain) loss on fair value instruments and equity securities	9,815	(8,399)	9,328	(14,761)
Amortization of payments to dealers for exclusivity and other bonus arrangements	1,575	997	2,961	1,925
Legal settlements	—	—	750	—
Provision for current expected credit losses	10,848	9,257	21,107	15,914
Non-cash inventory and other impairments	15,663	—	15,663	—
Indemnification payments to tax equity investors	3,049	—	3,053	—
Adjusted EBITDA	$28,079	$39,669	$42,632	$52,216

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Interest income from customer notes receivable	$23,101	$13,100	$43,189	$23,932
Principal proceeds from customer notes receivable, net of related revenue	$36,850	$24,781	$65,948	$45,194
Proceeds from investments in solar receivables	$2,797	$3,822	$4,929	$5,620

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$226,148	$149,743	$436,625	$249,671
Depreciation expense	(35,204)	(26,067)	(67,875)	(50,807)
Amortization expense	(7,358)	(7,297)	(14,696)	(14,585)
Non-cash compensation expense	(4,803)	(4,732)	(14,318)	(15,596)
ARO accretion expense	(1,153)	(895)	(2,234)	(1,735)
Financing deal costs	(501)	(36)	(674)	(420)
Natural disaster losses and related charges, net	(809)	—	(946)	—
Acquisition costs	(244)	(1,358)	(987)	(2,617)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(1,575)	(997)	(2,961)	(1,925)
Legal settlements	—	—	(750)	—
Provision for current expected credit losses	(10,848)	(9,257)	(21,107)	(15,914)
Non-cash inventory and other impairments	(15,663)	—	(15,663)	—
Direct sales costs	(12,967)	(493)	(20,564)	(873)
Cost of revenue related to cash sales	(11,958)	(7,906)	(21,303)	(13,721)
Cost of revenue related to inventory sales	(26,543)	(48,967)	(78,322)	(48,967)
Unrealized gain (loss) on fair value instruments	(6,643)	8,239	(5,920)	14,446
Indemnification payments to tax equity investors	(3,049)	—	(3,053)	—
Gain on held-for-sale loans	3	—	3	—
Adjusted Operating Expense	$86,833	$49,977	$165,255	$96,957
Adjusted Operating Expense per weighted average system	$265	$230	$532	$465

	As of June 30, 2023	As of December 31, 2022
Number of customers	348,600	279,400

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Weighted average number of systems (excluding loan agreements and cash sales)	210,100	163,700	203,800	159,800
Weighted average number of systems with loan agreements	109,500	50,300	99,100	46,000
Weighted average number of systems with cash sales	8,500	3,200	7,900	2,800
Weighted average number of systems	328,100	217,200	310,800	208,600

	As of June 30, 2023	As of December 31, 2022
	(in millions)
Estimated gross contracted customer value - PV6	$7,330	$5,875

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our customer agreements, which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence or business. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments and equity securities, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, acquisition costs, losses on unenforceable contracts, indemnification payments to tax equity investors and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, provision for current expected credit losses and non-cash inventory and other impairments.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, cost of revenue related to inventory sales, unrealized gains and losses on fair value instruments, gains and losses on held-for-sale loans and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, acquisition costs, losses on unenforceable contracts, indemnification payments to tax equity investors and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory and other impairments.

Contacts

Investor Contact:
Rodney McMahan
IR@sunnova.com
877-770-5211

Media Contact:
Kelsey Hultberg
Kelsey.Hultberg@sunnova.com